Exhibit 99.2

Consent of Morgan Stanley & Co. LLC

We hereby consent to the use in the Registration Statement (the “Registration Statement”) of Prologis, Inc. on Form S-4 and in the related proxy statement/information statement/prospectus, which are part of the Registration Statement, of our written opinion dated June 11, 2022, appearing as Annex C to such proxy statement/information statement/prospectus, and to the description of such opinion and to the references thereto and to our name contained therein under the headings “Summary—Opinion of Duke Realty’s Financial Advisor”, “The Mergers—Background of the Mergers”, “The Mergers—Recommendation of the Duke Realty Board of Directors and Its Reasons for the Mergers”, “The Mergers—Opinion of Duke Realty’s Financial Advisor”, “The Mergers—Certain Duke Realty Unaudited Prospective Financial Information” and “The Merger Agreement—Representations and Warranties.” In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations promulgated thereunder.

MORGAN STANLEY & CO. LLC

By:	/s/ Mike Connor
Mike Connor
Managing Director

New York, New York

July 29, 2022